Exhibit 99.1

Nektar Announces $24 Million Common Stock Financing

San Carlos, Calif., Aug. 16, 2005 — Nektar Therapeutics (Nasdaq: NKTR) today announced that it has agreed to sell 1,436,266 shares of its common stock to an institutional investor at a price of $16.71 per share. The total purchase price for the shares is approximately $24 million. Nektar will receive net proceeds from the sale of these shares of approximately $23.6 million after deduction of estimated offering expenses. Nektar is offering all of the shares through a prospectus supplement pursuant to its currently effective shelf registration statement. Nektar has granted the investor an option to purchase additional shares at any time prior to and including September 16, 2005 at a price which is the greater of a ten percent discount to the volume weighted average price on the trading day immediately preceding the exercise date and $17.59, which if exercised in full would yield additional net proceeds of approximately $7.9 million to Nektar Therapeutics.

Nektar intends to use the net proceeds from this offering to fund the acquisition of Aerogen, Inc., announced yesterday. Nektar and Aerogen have signed a definitive merger agreement whereby Nektar has the option to acquire Aerogen in an all-cash transaction valued at approximately $32 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these shares of common stock, nor shall there be any sale of these shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Nektar Therapeutics enables high-value, differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. The world’s top biotechnology and pharmaceutical companies are developing new and better therapeutics using Nektar’s advanced technologies and know-how. Nektar also develops its own products by applying its drug delivery technologies and its expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

This release contains forward-looking statements that reflect management’s current views as to Nektar’s business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar’s reports and other filings with the SEC, including its Annual Report on Form 10-K, as amended, for the year ended December 2004 and its Quarterly Report on 10-Q for the quarter ended June 30, 2005. Actual results could differ materially from these forward-looking statements.